Exhibit 4.5
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                          HYPERXS COMMUNICATIONS, INC.

         2000 STOCK OPTION PLAN, AS AMENDED EFFECTIVE FEBRUARY 26, 2001

     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants of the Company and its Subsidiaries, and to promote the success of the Company's business. Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options at the discretion of the Committee. This is intended to be a stock option plan for purposes of Section 157 of the Delaware General Corporation Law and Section 408 of the California General Corporation Law.

     2. DEFINITIONS. As used herein, and in any Option granted hereunder, the following definitions shall apply:

     (a)  "Board" shall mean the Board of Directors of the Company.

     (b) "ChaseMellon" shall mean Mellon Investor Services, LLC, the Stock Option Administrator whom Conexant has engaged to administer and process all stock option exercises.

     (c)  "Closing Date" shall mean February 26, 2001.

     (d)  "Code" shall mean the Internal Revenue Code of 1986, as amended.

     (e) "Common Stock" shall mean shares of Common Stock, par value $1 per share, of Conexant (including the Associated Preferred Share Purchase Rights).

     (f) "Company" shall mean HyperXS Communications, Inc., a Delaware corporation.

     (g) "Committee" shall mean the Compensation and Management Development Committee of the Board of Directors of Conexant as it may be comprised from time to time, or such other Committee of the Board of Directors of Conexant designated by the Board of Directors of Conexant.

     (h) "Conexant" shall mean Conexant Systems, Inc. a Delaware corporation, of which the Company is a Subsidiary, and any successor corporation.

     (i) "Consultant" shall mean any independent contractor retained to perform services for the Company.

     (j) "Continuous Employment" shall mean the absence of any interruption or termination of service as an Employee, Director or Consultant by the Company, Conexant or any Subsidiary of Conexant. Continuous Employment shall not be considered interrupted during any period of (i) any leave of absence approved by the Company or Conexant or (ii) transfers between locations of the Company or between the Company, Conexant or any Subsidiary of Conexant. A leave of absence approved by the Company or Conexant shall include sick leave,

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military leave or any other personal leave approved by an authorized representative of the Company or Conexant. For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

     (k) "Covered Employee" shall mean any individual whose compensation is subject to the limitations on tax deductibility provided by Section 162(m) of the Code and any Treasury Regulations promulgated thereunder in effect at the close of the taxable year of Conexant in which an Option has been granted to such individual.

     (l)  "Director" shall mean a director of the Company.

     (m) "Effective Date" shall mean the date on which the Plan is initially approved by the Board.

     (n) "Employee" shall mean any person, including officers (whether or not they are directors), employed by the Company, Conexant or any Subsidiary of Conexant.

     (o) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     (p) "Fair Market Value" means (i) the closing price of a Share on the national securities exchange on which the Shares are traded, or (ii) the closing price of a Share on the Nasdaq National Market, or (iii) if neither (i) nor
(ii), and if quoted on the Nasdaq SmallCap Market or a regional stock exchange or an automated quotation system or over-the-counter market, the closing price on the Nasdaq SmallCap Market or regional stock exchange, automated quotation system or over-the-counter market, or (iv) if the Shares are not traded on a national securities or quoted on the Nasdaq SmallCap Market or regional stock exchange, automated quotation system or over-the-counter market, the fair market value of a Share as determined by the Board of Directors of Conexant in good faith, based upon such factors as it deems relevant. Notwithstanding the preceding, for federal, state, and local income tax reporting purposes, fair market value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time. Such determination shall be conclusive and binding on all persons; provided, however, that effective as of February 26, 2001 the Fair Market Value shall be equal to the closing price of the Common Stock as reported in the Nasdaq reporting system on the relevant date, or if no sale of the Common Stock is reported for such date, the next preceding date for which there is a reported sale.

     (q) "Grant Date" shall mean, with respect to an Option, the date that the Option is granted by the Committee.

     (r) "Incentive Stock Option" shall mean any option granted under this Plan and any other option granted to an Employee in accordance with the provisions of Section 422 of the Code, and the Treasury Regulations promulgated thereunder.

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     (s)  "IVR" shall mean the Integrated Voice Response system that is used to facilitate stock option transactions.

     (t) "Non-Employee Director" shall mean a director of the Company who qualifies as a Non-Employee Director as such term is defined in Section 240.16b-3(b)(3) of the General Rules and Regulations promulgated under the Exchange Act (the General Rules and Regulations).

     (u) "Nonstatutory Stock Option" shall mean an Option granted under the Plan that is subject to the provisions of Section 1.83-7 of the Treasury Regulations promulgated under Section 83 of the Code.

     (v)  "Option" shall mean a stock option granted pursuant to the Plan.

     (w) "Option Agreement" shall mean a written agreement between the Company and the Optionee regarding the grant and exercise of Options to purchase Shares and the terms and conditions thereof as determined by the Committee pursuant to the Plan.

     (x)  "Optioned Shares" shall mean the Common Stock subject to an Option.

     (y) "Optionee" shall mean an Employee, Non-Employee Director or Consultant who receives an Option.

     (z) "Outside Director" shall mean a director of the Company who qualifies as an Outside Director as such term is used in Section 162(m) of the Code and defined in any applicable Treasury Regulations promulgated thereunder.

     (aa) "Plan" shall mean this 2000 Stock Option Plan.

     (bb) "Securities Act" shall mean the Securities Act of 1933, as amended.

     (cc) "Section 16 Person" shall mean a person who, with respect to the Shares, is subject to Section 16 of the Exchange Act.

     (dd) "Share" shall mean a share of the Common Stock subject to an Option, as adjusted in accordance with Section 13 of the Plan.

     (ee) "Subsidiary" shall mean a subsidiary corporation, whether now or hereafter existing, as defined in Section 424(f) of the Code.

     (ff) "Termination of Service" shall mean: (a) in the case of an Employee, a cessation of the employee-employer relationship between an Employee and Conexant or a Subsidiary of Conexant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous reemployment by Conexant or a Subsidiary of Conexant; and (b) in the case of a Consultant, a cessation of the service relationship between a

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Consultant and Conexant or a Subsidiary of Conexant for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, disability, or the disaffiliation of a Subsidiary, but excluding any such termination where there is a simultaneous re-engagement of the Consultant by Conexant or a Subsidiary of Conexant.

     (gg) "Web" shall mean the ChaseMellon OptionsDirect System that is used to facilitate stock option transactions and is accessible through Conexant NextWeb.

     3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 210,000. The Shares may be treasury shares of authorized but unissued or reacquired shares of Common Stock or Shares may be acquired, subsequently or in anticipation of the transaction, in the open market to satisfy the requirements of the Plan. If an Option expires or becomes unexercisable for any reason without having been exercised in full, or is surrendered pursuant to an Option exchange program, or if any unissued Shares are retained by Conexant upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such Option, such unissued or retained Shares shall become available for other Option grants under the Plan, unless the Plan shall have been terminated.

     4.   ADMINISTRATION OF THE PLAN.

     (a) Procedure. The Plan shall be administered by the Committee. Members of the Committee who are either eligible for Options or have been granted Options may vote on any matters affecting the administration of the Plan or the grant of Options pursuant to the Plan, except that no such member shall act upon the granting of an Option to himself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board of Directors of Conexant or the Committee during which action is taken with respect to the granting of an Option to him or her.

         The Committee shall meet at such times and places and upon such notice as the chairperson determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee. The Committee shall take all action necessary to administer the Plan so that all transactions involving Options and Shares issued pursuant to the Plan shall be exempt from
Section 16(b) of the Exchange Act in accordance with the then effective provisions of Section 240.16b-3 et seq. of the General Rules and Regulations; provided that any amendment to the Plan required for compliance with such provisions shall be made consistent with the provisions of Section 16 of the Plan and the General Rules and Regulations.

     (b) Powers of the Committee. Subject to the provisions of the Plan, and except as otherwise provided by the Board of Directors of Conexant, the Committee shall have the authority: (i) to determine, upon review of relevant information, the Fair Market Value of the Common Stock; (ii) to determine the exercise price of Options to be granted, the Employees,

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Directors or Consultants to whom and the time or times at which Options shall be granted, and the number of Shares to be represented by each Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any Option; (vi) to authorize any person to execute on behalf of Conexant any instrument required to effectuate the grant of an Option previously granted by the Committee; (vii) to defer (with the consent of the Optionee) an exercise date of any Option, subject to the provisions of Section 9(a) of the Plan; (viii) to determine whether Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options; and (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) Effect of Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons.

     5.   ELIGIBILITY.

     (a) Persons Eligible for Options. Nonstatutory Stock Options under the Plan may be granted to Employees, Directors or Consultants whom the Committee, in its sole discretion, may designate from time to time. Incentive Stock Options may be granted only to Employees. An Employee, Director or Consultant who has been granted an Option, if he or she is otherwise eligible, may be granted an additional Option or Options. However, the aggregate Fair Market Value of the Shares subject to one or more Incentive Stock Options that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of Conexant and its Subsidiaries) shall not exceed $100,000 (determined as of the Grant Date). Options under the Plan shall be granted to Covered Employees upon satisfaction of the conditions to such grants provided pursuant to Section 162(m) and any Treasury Regulations promulgated thereunder.

     (b) No Right to Continuing Employment, Consulting or Director Relationship. Neither the establishment nor the operation of the Plan shall confer upon any Optionee or any other person any right with respect to continuation of employment or other service with Conexant or any Subsidiary of Conexant, nor shall the Plan interfere in any way with the right of the Optionee or the right of Conexant or Subsidiary of Conexant, to terminate such employment or service at any time.

     (c) No additional grants may be made pursuant to the Plan after the Closing Date.

     6. TERM OF PLAN. The Plan became effective on May 31, 2000 and shall continue in effect for a term of ten (10) years thereafter unless sooner terminated under Section 14 of the Plan.

     7. TERM OF OPTION. Unless the Committee determines otherwise, the term of each Option granted under the Plan shall be ten (10) years from the Grant Date. The term of the Option shall be set forth in the Option Agreement. No Option shall be exercisable after the expiration of ten (10) years from the Grant Date, provided that no Incentive Stock Option

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granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of the stock of Conexant shall be exercisable after the expiration of five (5) years from the Grant Date.

     8.   OPTION EXERCISE PRICE AND PAYMENT METHOD.

     (a) Option Price. Unless otherwise set forth in the Option Agreement, the exercise price for the Shares to be issued pursuant to any Option shall be at least equal to the Fair Market Value of the Shares on the Grant Date.

     (b) Payment Method. The purchase price of the Common Stock subject to an Option may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender of Common Stock (the value of such Common Stock shall be its Fair Market Value on the date of exercise), or through a combination of Common Stock and cash, or through such other means as the Committee determines are consistent with the Plan's purpose and applicable law, as set forth in the Option Agreement. No fractional shares of Common Stock will be issued or accepted. Without limiting the foregoing, the Committee may permit Optionees, either on a selective or aggregate basis, to simultaneously exercise options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Common Stock and any applicable withholding taxes.

     9.   EXERCISE OF OPTION.

     (a) Vesting Period. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement evidencing the Option. Unless the Committee specifically determines otherwise at the time of the grant of the Option, each Option shall vest and become exercisable with respect to one-fourth (1/4) of the Option Shares on the first anniversary of the commencement of Optionee's Continuous Employment with the Company or Conexant, and shall vest with an additional one thirty-sixth (1/36) of the other Option Shares each month thereafter. An Option may not be exercised for fractional shares or for less than twenty (20) Shares.

     (b) Exercise Procedures. To exercise all or any part of an Option, an Optionee (or after his or her death, the estate or any person who has acquired the Option by bequest or inheritance) must:

          (i) contact the administrator, ChaseMellon, either by using the IVR or Web system, and follow the instructions provided (or contact ChaseMellon using a rotary phone and speak to a Customer Service Representative);

          (ii) confirm the Option transaction through the IVR or Web system by receiving a confirmation number;

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          (iii) pay the exercise price for the Option Shares to be purchased in full by check, in shares of Common Stock, or in a combination of check and shares of Common Stock; and

          (iv) in the case of any person other than the Optionee seeking to exercise an Option, provide such documents as ChaseMellon or the Secretary of Conexant shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

     (c) An exercise of the whole or any part of an Option shall be deemed to be effective:

          (i) if the Optionee elects (or after his or her death, the person entitled to exercise an Option elects) to pay the exercise price for the Option Shares entirely by check: (1) upon confirmation of the transaction by using the IVR or Web system and full payment of the exercise price and withholding taxes (if applicable) being received by ChaseMellon within five
     (5) business days following the confirmation; and (2) receipt of any documents required pursuant to Section 9(b)(iv) above; or

          (ii) if the Optionee elects (or after his or her death, the person entitled to exercise an Option elects) to pay the exercise price of an Option Share in Shares or in a combination of Shares and check: (1) upon confirmation of the transaction by using the IVR or Web system and full payment of the exercise price (as defined in Section 9(e)) below and withholding taxes (if applicable) being received by ChaseMellon within five
     (5) business days following the confirmation; and (2) receipt of any documents required pursuant to Section 9(b)(iv).

     (d) If an Optionee chooses (or after his or her death, the person entitled to exercise an Option chooses) to pay the exercise price for the Option Shares to be purchased on exercise of any of the Options entirely by check, payment must be made by: (i) delivering to ChaseMellon a check in the full amount of the exercise price for those Option Shares; or (ii) arranging with a stockbroker, bank or other financial institution to deliver to ChaseMellon full payment, by check or (if prior arrangements are made with ChaseMellon) by wire transfer, of the exercise price of those Option Shares. In either event, in accordance with
Section 9(b)(iv), full payment of the exercise price for the Option Shares purchased must be made within five (5) business days after the exercise has been conducted and confirmed through the IVR or Web system.

     (e) If an Optionee chooses (or after his or her death, the person entitled to exercise an Option chooses) to use already-owned Shares to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Option, the Optionee (or after his or her death, the person entitled to exercise an Option) must deliver to ChaseMellon one or more certificates (and executed stock powers), or authorize the book-entry transfer to Conexant of Shares, representing: (i) at least the number of Shares whose value, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the Optionee has exercised his or her Options through the IVR or Web system, equals the exercise price for those Option Shares; or (ii) any lesser number of Shares the Optionee desires (or after his or her death,

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the person entitled to exercise the Options desires) to use to pay the exercise price for those Option Shares and a check in the amount of such exercise price less the value of the Shares delivered, based on the closing price of Common Stock of Conexant on the NASDAQ reporting system on the day the Optionee has exercised an Option through the IVR or Web system.

     ChaseMellon will advise the Optionee (or any other person who, being entitled to do so, exercises the Options) of the exact number of Shares, valued in accordance with this Section 9(e) of the Plan at the closing price on the NASDAQ reporting system on the effective date of exercise under Section 9(c)(ii), and any funds required to pay in full the exercise price for the Option Shares purchased. In accordance with Section 9(f), the Optionee (or such other person) must pay, by check, in Shares or in a combination of check and Shares, any balance required to pay in full the exercise price of the Option Shares purchased within five (5) business days following the confirmation of such exercise of the Options under Section 9(c)(ii).

     Notwithstanding any other provision of the Plan or any Option Agreement, the Secretary of Conexant may limit the number, frequency, or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of Shares pursuant to this subparagraph (e) to prevent unreasonable pyramiding of such exercises.

     (f) An exercise conducted and confirmed through the IVR or Web system, whether or not full payment of the exercise price for the Option Shares is received by ChaseMellon, shall constitute a binding contractual obligation by the Optionee (or the other person entitled to exercise the Options) to proceed with and complete that exercise of the Options (but only so long as the Optionee, or the other person entitled to exercise the Options, continues to be entitled to exercise the Options on that date). By acceptance of an Option Agreement, the Optionee agrees (for his or her own behalf and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to ChaseMellon any balance of the exercise price for the Option Shares to be purchased upon the exercise pursuant to the transaction conducted through the IVR or Web system required to pay in full the exercise price for those Option Shares, that payment being by check, wire transfer, in Shares or in a combination of check and Shares, on or before the fifth (5th) business day after the date on which the Optionee confirms the transaction through the IVR or Web system. If such payment is not made, the Optionee (for his or her behalf and on behalf of any other person who becomes entitled to exercise the Options) authorizes Conexant, in its discretion, to set off against salary payments or other amounts due or which may become due to the Optionee (or the other person entitled to exercise the Options) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

     (g) A book-entry statement representing the number of Option Shares purchased will be issued as soon as practicable (i) after ChaseMellon has received full payment therefore or (ii) at Conexant's or ChaseMellon's election in their sole discretion, after Conexant or ChaseMellon has received (x) full payment of the exercise price of those Option Shares and (y) any reimbursement in respect of withholding taxes due pursuant to Section 9(l). An Option shall be deemed to be exercised when written notice of such exercise has been given to Conexant in accordance with the terms of the Option by the person entitled to exercise the Option and full

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payment for the Shares with respect to which the Option is exercised has been received by Conexant. Upon the exercise of and full payment for an Option as set forth in the Option Agreement, Option Shares will be issued to the person exercising the Option by book-entry statement representing the number of Option Shares purchased, or otherwise, as determined by Conexant from time to time. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the transfer by the Optionee of the consideration for the purchase of the Shares, except as provided in Section 12 of the Plan.

     (h) Exercise of Option With Stock. If an Optionee is permitted to exercise an Option by delivering shares of Common Stock, the Option Agreement covering such Option may include provisions authorizing the Optionee to exercise the Option, in whole or in part, by (i) delivering whole shares of Common Stock previously owned by such Optionee (whether or not acquired through the prior exercise of a stock option) having a Fair Market Value equal to the Option price; or (ii) directing Conexant to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a Fair Market Value equal to the Option price. Shares of the Common Stock so delivered or withheld shall be valued at their Fair Market Value at the close of the last business day immediately preceding the date of exercise of the Option. Any balance of the Option price shall be paid in cash. Any Shares delivered or withheld in accordance with this provision shall again become available for purposes of the Plan and for Options subsequently granted thereunder. Any exercise of an Option under Section 9(h)(i) or 9(h)(ii) above by a Section 16 Person shall comply with the relevant requirements of Section 240.16b-1 et seq. of the General Rules and Regulations.

     (i) Termination of Status as Employee, Non-Employee Director or Consultant. Except as provided in Section 9(j) or (k), if an Optionee shall cease to be any of an Employee, Non-Employee Director or Consultant, or shall cease to be an Employee in the case of an Option which then qualifies as an Incentive Option, for any reason, he or she may, but only at any time(s) within ninety (90) days (or such other period of time as is determined by the Committee) after the date of such cessation, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such cessation, subject to the condition that no Option shall be exercised after the expiration of the Option period.

     (j) Disability of Optionee. If an Optionee shall cease be any of an Employee, Non-Employee Director or Consultant, or shall cease to be an Employee in the case of an Option which then qualifies as an Incentive Option, due to his or her being disabled (as defined for purposes of Section 422 of the Code), he or she may, but only at any time(s) within twelve (12) months (or such other period of time as is determined by the Committee) after the date of such cessation, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such cessation, subject to the condition that no Option shall be exercised after the expiration of the Option period.

     (k) Death of Optionee. In the event of the death during the Option period of an Optionee who is, at the time of his or her death, an Employee, Non-Employee Director or Consultant, or an Employee in the case of an Option which then qualifies as an Incentive Option,

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his or her Option may be exercised, but only at any time(s) within twelve (12)
months (or such other period of time as is determined by the Committee) following the date of such death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee's death, but only to the extent that the Optionee was entitled to exercise it at the time of his or her death, subject to the condition that no option shall be exercised after the expiration of the Option period.

     (l) Tax Withholding. When an Optionee is required to pay to Conexant an amount with respect to tax withholding obligations in connection with the exercise of an Option granted under the Plan, the Optionee may elect prior to the date the amount of such withholding tax is determined (the Tax Date) to make such payment, or such increased payment as the Optionee elects to make up to the maximum federal, state and local marginal tax rates, including any related FICA obligation, applicable to the Optionee and the particular transaction, by: (i) delivering cash; (ii) delivering part or all of the payment in previously owned shares of Common Stock (whether or not acquired through the prior exercise of an Option); and/or (iii) irrevocably directing Conexant to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the amount of tax required or elected to be withheld (a Withholding Election). If an Optionee's Tax Date is deferred beyond the date of exercise and the Optionee makes a Withholding Election, the Optionee will initially receive the full amount of Optioned Shares otherwise issuable upon exercise of the Option, but will be unconditionally obligated to surrender to Conexant on the Tax Date the number of Shares necessary to satisfy his or her minimum withholding requirements, or such higher payment as he or she may have elected to make, with adjustments to be made in cash after the Tax Date.

     Any withholding of Shares with respect to taxes arising in connection with the exercise of an Option by any Section 16 Person shall satisfy the conditions for exemption therefrom set forth in Section 240.16b-1 et seq. of the General Rules and Regulations.

     Any adverse consequences incurred by the Optionee with respect to the use of shares of Common Stock to pay any part of the Option price or of any tax in connection with the exercise of an Option, including, without limitation, any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code, shall be the sole responsibility of the Optionee.

     10. TRANSFER OF OPTIONS. The Committee may, in its discretion, either (a) authorize all or a portion of Nonstatutory Stock Options granted to an Optionee to be on terms which permit transfer by such Optionee, or (b) upon request of an Optionee amend a Nonstatutory Stock Option to permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) any other entity affiliated with the Optionee that may be approved by the Committee, provided that (x) there may be no consideration for any such transfer, (y) the Option Agreement pursuant to which such Options are granted, and any amendment thereto,

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must be approved by the Committee, and must expressly provide, for transferability in a manner consistent with this Section 10, and (z) subsequent transfers of transferred Options shall be prohibited except those in accordance with this Section 10. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term Optionee shall be deemed to refer to the Transferee. The events of termination of service of Section 9 hereof or in the Option Agreement shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified in the Option Agreement or
Section 9, as applicable. Except as specifically provided above, an Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

     11. EXERCISE OF UNVESTED OPTIONS. The Committee may grant any Optionee the right to exercise any Option prior to the complete vesting of such Option. Without limiting the generality of the foregoing, the Committee may provide that if an Option is exercised prior to having completely vested, the Shares issued upon such exercise shall remain subject to vesting at the same rate as under the Option so exercised and shall be subject to a right, but not an obligation, of repurchase by Conexant with respect to all unvested Shares if the Optionee ceases to be an Employee for any reason. For the purposes of facilitating the enforcement of any such right of repurchase, at the request of the Committee, the Optionee shall enter into Joint Escrow Instructions with Conexant and deliver every certificate for his or her unvested Shares, together with two Assignments Separate from Certificate, duly endorsed in blank by the Optionee and by the Optionee's spouse, if required for transfer.

     12. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. (a) In the event of any change in the outstanding shares of Common Stock by reason of a stock dividend or split, recapitalization, reclassification, merger or consolidation (whether or not Conexant is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors of Conexant shall make or take such amendments to the Plan and outstanding Options and Option Agreements and such adjustments and actions hereunder and thereunder as it deems appropriate, in its sole discretion, under the circumstances, and its determination in that respect shall be final and binding. Such amendments, adjustments and actions may include, but are not limited to, changes in the number of shares of Common Stock (or other securities) then remaining subject to the Plan, and the maximum number of shares that may be delivered to any single Optionee pursuant to the Plan, including those that are then covered by outstanding Options, so that upon such adjustment, the number of shares of Common Stock shall: (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the price for each share then covered by an outstanding Option shall be proportionately reduced; and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the price for each share then covered by an outstanding Option shall be proportionately increased. No fractional interests will be issued under the Plan resulting from any adjustments.

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     (b)  The Committee shall in its discretion make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Option as the result of any transaction affecting the securities subject to the Plan not described in subsection (a), or as is required or authorized under the terms of any applicable Option Agreement.

     (c) The existence of the Plan and the Options granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors of Conexant or the shareowners of Conexant to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, any merger or consolidation of Conexant, any issue of bonds, debentures, preferred or prior preference stock or other securities ahead of or affecting the Common Stock or the rights thereof, the dissolution or liquidation of Conexant or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

     (d) Notwithstanding any contrary provision in Section 12(a), in the event that after the Closing Date:

          (1) the Internet infrastructure business segment of Conexant ("Mindspeed") is separated from other business segments of Conexant and the stock or assets of Mindspeed or other business segments is distributed pro rata to shareowners of Conexant prior to the first anniversary of the Closing Date ("Spin-off"); and

          (2) in connection with the Spin-off, adjustments are made pursuant to
     Section 12(a) of this Plan, Section 9(a) of the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan ("Conexant 2000 Option Plan") or similar provisions in other employee stock option plans maintained at the time of the Spin-off by Conexant or any subsidiary of Conexant organized under the laws of the United States ("Other Conexant Option Plans"), in each case, which have outstanding options to purchase Conexant Common Stock held by persons who are present or former directors, employees or consultants of Conexant's personal networking business segment ("Personal Network Business"); and

          (3) as a result of any adjustment referred to in clause (2) above, employees or consultants of the Personal Network Business other than employees or consultants of the Company become entitled to receive, in addition to retaining their existing options issued under the Conexant 2000 Option Plan or Other Conexant Option Plans, options to purchase the stock or assets of Mindspeed or any other business segments distributed in connection with the Spin-off ("Adjusted Options"); and

          (4) the aggregate number of shares of Common Stock subject to Adjusted Options held by employees and consultants of the Personal Network Business exceeds the aggregate number of shares of Common Stock subject to options held by employees and consultants of the Personal Network Business issued pursuant to this Plan, the Conexant 2000 Option Plan or Other Conexant Option Plans that are not Adjusted Options; and

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          (5) employees and consultants of the Company would be eligible to receive Adjusted Options based on the date of issue of Options, date of employment or other terms generally applicable to adjustments in respect of a majority of the Adjusted Options (based on the number of shares of Common Stock subject to such Adjusted Options); then the Committee shall make such adjustments as it in its discretion deems necessary to ensure that any holder of an Option receives on exercise either:
(x) the same stock or assets of Mindspeed or other business segments distributed in connection with the Spin-off, on per share of Common Stock basis, as holders of a majority of the Adjusted Options (based on the number of shares of Common Stock subject to such Adjusted Options) receive, on a per share of Common Stock basis, on exercise of such Adjusted Options or (y) an aggregate consideration per share for each share of Common Stock subject to an Option that is substantially equal, in economic value, to the aggregate consideration per share for any share of Common Stock subject to an Adjusted Option received by a majority of the Adjusted Options (based on the number of shares of Common Stock subject to such Adjusted Options).

     13. TIME OF GRANTING OPTIONS. Unless otherwise specified by the Committee, the date of grant of an Option under the Plan shall be the Grant Date. Notice of the determination shall be given to each Optionee to whom an Option is so granted within a reasonable time after the date of such grant.

     14. AMENDMENT AND TERMINATION OF THE PLAN. The Board, upon the recommendation of the Committee, may amend or terminate the Plan from time to time in such respects as the Board of Directors and the Committee may deem advisable; provided, however, that any such amendment (a) shall comply with all applicable laws and stock exchange listing requirements, and (b) with respect to Incentive Stock Options granted or to be granted under the Plan, shall be subject to any approval by shareholders of Conexant required under the code and the Treasury Regulations. Any such amendment or termination of the Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if the Plan had not been amended or terminated.

     15. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for Conexant with respect to such compliance. As a condition to the exercise of an Option, Conexant may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for Conexant, such a representation is required by any of the aforementioned relevant provisions of law.

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     16.  RESERVATION OF SHARES.  During the term of this Plan, Conexant will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of Conexant to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve Conexant of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     17. INFORMATION TO OPTIONEE. During the term of any Option granted under the Plan, Conexant shall provide or otherwise make available to each Optionee a copy of its annual report to stockholders and any other financial information provided to its stockholders in accordance with the provisions of Conexant's Bylaws and applicable law.

     18. OPTION AGREEMENT. Options granted under the Plan shall be evidenced by Option Agreements.






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